Exhibit 99.2
news release

Beth Coronelli (Investors/Analysts)	Terry Holt (Media)
Equity Office	Equity Office
312.466.3286	312.466.3102
FOR IMMEDIATE RELEASE
EQUITY OFFICE RECEIVES ALTERNATIVE PROPOSAL FROM VORNADO
CHICAGO—(February 5, 2007) — Equity Office Properties Trust (NYSE: EOP) confirmed today that it received yesterday a non-binding proposal letter from Vornado Realty Trust to acquire Equity Office. The letter states that Vornado would acquire Equity Office in a tender offer to buy up to 55% of Equity Office’s common shares for $56 per share in cash, and then acquire the rest of Equity Office’s common shares for Vornado common shares through a follow-on merger.
Equity Office’s Board of Trustees, consistent with its duties and Equity Office’s obligations under its existing merger agreement with affiliates of The Blackstone Group, will evaluate Vornado’s proposal in due course. There can be no assurance that Vornado will submit a definitive proposal or, if they do, that Equity Office will enter into a definitive agreement with Vornado.
Equity Office’s Board of Trustees has not changed its recommendation in favor of the approval of the transaction with affiliates of The Blackstone Group by Equity Office’s common shareholders. The special meeting of shareholders to vote on the merger agreement with affiliates of The Blackstone Group was convened today, February 5, 2007. As previously announced, the meeting was immediately adjourned until 11:00 a.m. (CST) on February 7, 2007, in order to provide shareholders with sufficient time to review the supplemental proxy materials filed with the Securities and Exchange Commission on February 2, 2007, and furnished to shareholders. If approved by our shareholders, the Blackstone transaction would close on or about February 9, 2007, subject to the satisfaction or waiver of the offer closing conditions. The record date for the meeting remains the close of business on December 28, 2006. The location of the February 7 meeting remains at the Civic Opera Building, 20 North Wacker, Chicago, Illinois.
Equity Office will file a current report on Form 8-K with the Securities and Exchange Commission (the “SEC”) containing a copy of the non-binding proposal letter from Vornado. The current report on Form 8-K will be available on the SEC’s website, http://www.sec.gov, and on Equity Office’s website, http://www.equityoffice.com. Shareholders are urged to read the letter.

About Equity Office
Equity Office is the largest publicly traded owner and manager of office properties in the United States by building square footage. At December 31, 2006, Equity Office had a national office portfolio comprised of whole or partial interests in 543 office buildings comprising 103.1 million square feet in 16 states and the District of Columbia. As of that date, Equity Office owned buildings in 24 markets and in 98 submarkets, enabling it to provide premium office space for a wide range of local, regional and national customers.
EOP Operating Limited Partnership is a Delaware limited partnership through which Equity Office conducts substantially all of its business and owns, either directly or indirectly through subsidiaries, substantially all of its assets.
Forward-Looking Statements
This press release contains certain forward-looking statements based on current expectations of Equity Office management. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results, performance or transactions of Equity Office and its subsidiaries to differ materially from those expressed in any forward-looking statements. For example, the non-binding proposal from Vornado may not result in a definitive proposal or an alternative transaction. Other factors include, but are not limited to: (1) the failure to satisfy the conditions to completion of the proposed mergers with affiliates of The Blackstone Group, including the receipt of the required shareholder approval; (2) the failure to obtain the necessary financing arrangements set forth in the commitment letters received by Blackhawk Parent LLC (an affiliate of The Blackstone Group) in connection with the proposed mergers and the actual terms of such financings; (3) the failure of the proposed mergers to close for any other reason; (4) the occurrence of any effect, event, development or change that could give rise to the termination of the merger agreement; (5) the outcome of the legal proceedings that have been, or may be, instituted against Equity Office and others following the announcement of the proposed mergers; (6) the risks that the proposed transactions disrupt current plans and operations including potential difficulties in employee retention; (7) the amount of the costs, fees, expenses and charges related to the proposed mergers; (8) the substantial indebtedness that will need to be incurred to finance consummation of the proposed mergers and related transactions, including the tender offers and consent solicitations; (9) other refinancings of Equity Office and its subsidiaries; and (10) other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Equity Office’s and EOP Operating Limited Partnership’s filings with the SEC. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Equity Office’s ability to control or predict. Equity Office undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Additional Information About the Merger and Where to Find It
In connection with proposed merger transactions involving Equity Office and EOP Operating Limited Partnership and affiliates of The Blackstone Group, Equity Office filed a definitive proxy statement and proxy statement supplements with the SEC and furnished the definitive proxy statement and the proxy statement supplements to Equity Office’s shareholders. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT AND BOTH PROXY STATEMENT SUPPLEMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER TRANSACTIONS. Shareholders can obtain the proxy statement, the proxy statement supplements and all other relevant documents filed by Equity

Office with the SEC free of charge at the SEC’s website at www.sec.gov or from Equity Office Properties Trust, Investor Relations at Two North Riverside Plaza, Suite 2100, Chicago, Illinois, 60606, (800) 692-5304 or at www.equityoffice.com. The contents of the Equity Office website are not made part of this press release.
Participants in the Solicitation
Equity Office and its trustees and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed merger transactions. Information about Equity Office and its trustees and executive officers, and their ownership of Equity Office’s securities, is set forth in the definitive proxy statement and proxy statement supplements relating to the proposed merger transactions described above.
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